EXHIBIT (b)(6)

July 7, 2003

AHL Services, Inc.

1000 Wilson Boulevard

Arlington, Virginia 22209

Ladies and Gentlemen:

Reference is made to the commitment letter of CGW Southeast Partners IV, L.P. (“CGW”) dated March 27, 2003 whereby CGW confirmed its commitment to make an investment in AHL Services, Inc. (“AHL”) and to exchange certain promissory notes to be purchased by CGW from Securicor PLC (the “Commitment Letter”; capitalized terms defined herein shall have the meanings set forth in the Commitment Letter). By execution below, CGW hereby agrees that the definition of Investment, as defined in the Term Sheet of the Commitment Letter, is revised to change the reference therein from $26.1 million to $27.1 million such that the definition of Investment will read as follows:

“Investment:	Subordinated Debt (the “Debt Investment”) of the Company (a portion of which may be Subordinated Debt of a subsidiary of the Company, at CGW’s sole discretion) or Series B Participating Preferred Stock, or a combination of the two (collectively, the “Investment”) in the lesser of (a) $27.1 million or (b) the difference between (i) the cash amount necessary to satisfy (W) the indebtedness and other obligations to the Senior Lenders under the Credit Agreement in accordance with the Agreement dated as of February 25, 2003, among the Senior Lenders and CGW, plus (X) the indebtedness to Frank A. Argenbright under the Promissory Note for Five Million Dollars issued on April 12, 2002, plus (Y) the aggregate amount necessary to pay additional fees and expenses incurred in connection with the Merger, to the extent funds are not otherwise available (collectively, the “Payoff Amount”) and (ii) the amount provided to the Company under the Financing (other than the Investment) to pay the Payoff Amount.”

All other provisions of the Commitment Letter remain in full force and effect. This Letter shall be governed by and construed in accordance with the laws of the State of Georgia, and may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.

AHL Services, Inc.

July 7, 2003

If you are in agreement with the foregoing, please sign this letter and return it to CGW by no later than 10:00 a.m. on July 8, 2003.

Sincerely, CGW SOUTHEAST PARTNERS IV, L.P.

By:	CGW SOUTHEAST IV, L.L.C. Its General Partner

By: CGW, INC., its Manager By: /s/ Michael D. Long Name: Michael D. Long Title: Partner

Agreed to and accepted this 7th

day of July, 2003.

AHL SERVICES, INC.,

a Georgia corporation

By: /s/ Heinz Stubblefield Name: Heinz Stubblefield Title: Chief Financial Officer

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